MGT Capital Comments on SEC News

DURHAM, NC, September 7, 2018 /PRNewswire/ -- MGT Capital Investments, Inc. (OTCQB: MGTI) is making the following statements in response to the announcement today by the Securities and Exchange Commission that it has commenced a legal action naming as a defendant Robert Ladd, the Company’s Chief Executive Officer and President, among others. The SEC filed civil charges against multiple individuals and entities who are alleged to have violated the securities laws in connection with certain microcap stocks.

H. Robert Holmes, Chairman of the Board of Directors stated, “MGT and its officers and directors have complied with their obligations under the subpoenas issued by the SEC in September 2016 and December 2017, which the Company previously disclosed in its public filings, and otherwise cooperated with the investigation. We find it unfortunate that the Commission chose to file a complaint against Mr. Ladd without first affording him the opportunity to formally address its allegations.”

Mr. Holmes concluded, “The Company was not named as a defendant in the SEC complaint and we would like to assure investors that the operations and activities of the Company are not affected by the SEC action.”

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT owns and operates approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954